UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2006

Luna Innovations Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-52008	54-1560050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 South Jefferson Street, Suite 130

Roanoke, Virginia 24011

(Address of principal executive offices, including zip code)

540-552-5128

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 10, 2006, Luna Technologies Inc. (“Luna Technologies”), a wholly owned subsidiary of Luna Innovations Incorporated, entered into a Co-operation Agreement, effective as of August 10, 2006 (the “Agreement”), with Acterna France SAS (“Acterna”).

Under the Agreement, Luna Technologies and Acterna agree to collaborate on the development, marketing and sales of a handheld optical test instrument combining a mainframe belonging to Acterna’s existing family of mainframes and an integrated optical test module to be developed by Luna Technologies. Luna Technologies and Acterna have agreed to share certain relevant information in co-operation of such development efforts. Each party to the Agreement shall bear its own costs.

Under the Agreement, Luna Technologies and Acterna each grant the other party a license to resell, market, distribute and sublicense the distribution of certain of their products in specified markets and to specified customers. The license rights granted under the Agreement are non-exclusive in certain markets and to certain customers and exclusive in other specified markets and to other specified customers. Neither party to the Agreement has any obligation to purchase products from the other party, but to the extent a party purchases products for resale, the other party has an obligation to supply reasonable quantities of products to meet such resale obligations.

The initial term of the Agreement is through August 9, 2009. The Agreement will automatically renew each year after the initial term for additional one-year terms unless either party terminates the Agreement upon six months prior written notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luna Innovations Incorporated

By:	/s/ Aaron S. Hullman
Aaron S. Hullman
Vice President and General Counsel

Date: August 16, 2006